Filed pursuant to Rule 424(b)(3)

Registration Number 333-200458

Prospectus Supplement No. 1 (To prospectus dated April 14, 2015)

Prospectus

12,347,121 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our Prospectus, dated April 14, 2015 (the “Prospectus”), relating to the offer and sale of up to 12,347,121 shares of common stock, no par value, of Viveve Medical, Inc., a Yukon Territory corporation (the “ Company, ” “ Viveve, ” “ us ,” “ our ,” or “ we”), by the selling stockholders identified on page 26 of this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTCQB under the symbol “VIVMF.” On July 28, 2015, the last reported sale price of our common stock was $0.95.

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2015 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this prospectus is July 29, 2015.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2015 (July 22, 2015)

VIVEVE MEDICAL, INC.

 (Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Commercial Street Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 530-1900

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On July 22, 2015, Viveve Medical, Inc. (the “Company”) held its 2015 Annual and Special Meeting of Stockholders (the “Meeting”).  At the Meeting, the stockholders voted to: (1) elect five directors to the Company’s board of directors (the “Board”); (2) approve an amendment to the Viveve Medical, Inc. 2013 Stock Option and Incentive Plan (also referred to as the PLC Systems, Inc. 2013 Stock Option and Incentive Plan), as amended (the “Plan”), increasing the number of shares of common stock authorized for awards under the Plan from 3,111,587 shares to a total of 10,100,000 shares; (3) ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (4) approve a special resolution authorizing a share consolidation (reverse split) of the common stock of the Company at a ratio of up to 1-for-10, which ratio may be determined by the Board, in its sole discretion, and effective as of a date no more than twelve months from the date of the Meeting; and (5) approve a special resolution authorizing a continuance of the Company into the State of Delaware under the Delaware General Corporation Law (the “DGCL”) and to adopt charter documents of the Company that comply with the DGCL in connection therewith, effective as of such date that is to be determined by the Board, in its sole discretion, no more than twelve months from the date of the Meeting.

The proposals were approved based on the voting results as follows:

Proposal 1: Election of Five Directors.

Director	Votes For	Votes Withheld	Broker Non-Votes
Mark Colella	33,340,534	10,627	1,882,676
Daniel Janney	33,340,537	10,624	1,882,676
Patricia Scheller	33,337,841	13,320	1,882,676
Carl Simpson	33,340,526	10,635	1,882,676
Brigitte Smith	33,337,853	13,308	1,882,676

Proposal 2: Approve an amendment to the Plan increasing the number of shares of common stock authorized for awards under the Plan from 3,111,587 shares to a total of 10,100,000 shares.

Votes For	Votes Against	Abstentions	Broker Non-Votes
32,769,977	579,236	1,948	1,882,676

Proposal 3: Ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Votes For	Votes Withheld
35,190,803	43,034

Proposal 4: Approve a special resolution authorizing a share consolidation (reverse split) of the common stock of the Company at a ratio of up to 1-for-10, which ratio may be determined by the Board, in its sole discretion, and effective as of a date no more than twelve months from the date of the Meeting.

Votes For	Votes Against	Abstentions	Broker Non-Votes
34,247,749	982,003	4,085	0

Proposal 5: Approve a special resolution authorizing a continuance of the Company into the State of Delaware under the DGCL and to adopt charter documents of the Company that comply with the DGCL in connection therewith, effective as of such date that is to be determined by the Board, in its sole discretion, no more than twelve months from the date of the Meeting.

Votes For	Votes Against	Abstentions	Broker Non-Votes
33,245,558	104,964	639	1,882,676

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVEVE MEDICAL, INC.

Date: July 24, 2015	By:	/s/ Patricia Scheller
Name: Patricia Scheller Title: Chief Executive Officer